                                   EXHIBIT A
                                   ---------

                            Joint Filing Agreement
                            ----------------------

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 14, 2001, and all amendments thereto, containing the information required by Schedule 13G, for the shares of Common Stock of Interwoven, Inc. which they each beneficially hold, and that such Statement and all amendments thereto are made on behalf of each of them.


Dated:  February 14, 2001


/s/ Peng T. Ong
-------------------------------
Peng T. Ong


/s/ Wai Ping Leong
-------------------------------
Wai Ping Leong